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                                                                       EXHIBIT 7



                         AMENDMENT TO WARRANT AGREEMENT


         THIS AMENDMENT (the "Amendment") is entered into as of the 18th day of July, 1997, by and between MULTIMEDIA GAMES, INC., a Texas corporation (the "Company"), and CORPORATE STOCK TRANSFER, as Warrant Agent (the "Warrant Agent").

         WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement dated November 12, 1996 (the "Agreement");

         WHEREAS, the Company has received the consent of the holders of the Company's Redeemable Common Stock Purchase Warrants (the "Original Warrants") to amend the terms of the Warrants; and

         WHEREAS, the parties desire to amend the Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. Creation of Class A and Class B Warrants. The Original Warrants shall be divided into two classes; Redeemable Class A Common Stock Purchase Warrants (the "Class A Warrants") and Redeemable Class B Common Stock Purchase Warrants (the "Class B Warrants"). The Original Warrants shall be amended as follows:

         (a)     Class A Warrants.

                 (i) the first date upon which the Class A Warrants would become exercisable would be extended from August 12, 1997 until November 7, 1997; and

                 (ii) the first date upon which the Class A Warrants could be redeemed by the Company would be extended from August 12, 1997 until November 7, 1997.

         (b)     Class B Warrants.

                 (i) the first date upon which the Class B Warrants would become exercisable would be extended from August 12, 1997 until November 7, 1997; and

                 (ii) the first date upon which the Class B Warrants would become exercisable would be extended from August 12, 1997 until February 7, 1999.
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Except as expressly set forth above, all of the other terms of Original
Warrants shall apply to the Class A Warrants and the Class B Warrants, including without limitation, the $8.00 per share exercise price and the conditions the Company must satisfy in order to redeem the Class A Warrants and/or Class B Warrants.

         2. Amendment to Warrant Certificates. In order to reflect the amendments outlined in Section 1 above, the Original Warrant certificates shall be amended to designate the warrants as Class A Warrants or Class B Warrants. The Class A Warrant certificates shall be amended so that (a) the Exercise Date is November 7, 1997 and (b) the date upon which the Company may redeem the Class A Warrants is November 7, 1997. November 7, 1997 shall be designated as the "Redemption Date" for purposes of the Class A Warrants. The Class B Warrant certificates shall be amended so that (a) the Exercise Date is November 7, 1997 and (b) the date upon which the Company may redeem the Class B Warrants is February 7, 1999. February 7, 1999 shall be designated as the "Redemption Date for purposes of the Class B Warrants.

         3. Amendment to Warrant Agreement. Because the Exercise Date and the date upon which the Company may redeem the Class A Warrants and the Class B Warrants (the "Redemption Date") are no longer the same date, Section 3.4 of the Agreement shall be amended so that "Exercise Date" is replaced with "Redemption Date."

         4. Restatement of Agreement. Except as amended herein, the Agreement shall remain in full force and effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors and assigns of such parties.

         IN WITNESS WHEREOF, the parties hereto have cause a duly authorized representative to execute this Amendment as of the date and year first written above.


                                        MULTIMEDIA GAMES, INC.



                                        By:
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                                        CORPORATE STOCK TRANSFER



                                        By:
                                            -----------------------------------